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EXHIBIT 10	Material Contracts—Credit Agreement Dated 17 March 2000 Between Andrew Corporation and Certain Commercial Lenders Agented by Bank of America

CREDIT AGREEMENT,

dated as of March 17, 2000

among

ANDREW CORPORATION and
DESIGNATED SUBSIDIARIES OF ANDREW CORPORATION,

as Borrowers,

and

CERTAIN COMMERCIAL LENDING INSTITUTIONS,

as the Lenders,

and

BANK OF AMERICA, NATIONAL ASSOCIATION,

as the Administrative Agent for the Lenders,

and

BANK ONE, NA,

as Syndication Agent,

and

BANC OF AMERICA SECURITIES LLC,

as Lead Arranger

CREDIT AGREEMENT

    THIS CREDIT AGREEMENT, dated as of March 17, 2000 among (i) ANDREW CORPORATION, a Delaware corporation (the "Company") and Designated Subsidiaries (hereafter defined) of the Company as are now or may hereafter become parties hereto (collectively, together with the Company, the "Borrowers"), (ii) the various financial institutions as are now or may become parties hereto (collectively, the "Lenders"), (iii) BANK OF AMERICA, NATIONAL ASSOCIATION ("Bank of America"), as administrative agent (the "Administrative Agent") for the Lenders, and (iv) BANK ONE, NA, as syndication agent (the "Syndication Agent").

WITNESSETH:

    WHEREAS, the Company has obtained Commitments from the Lenders to make Loans.

    NOW, THEREFORE, in consideration of the mutual agreements contained herein, and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

    SECTION I.1  Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

    "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or any Subsidiary of the Company is the surviving entity.

    "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

    "Agreement" means, on any date, this Credit Agreement as originally in effect on the Agreement Effective Time and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

    "Agreement Effective Time" means, the time when the conditions for the effectiveness of this agreement are met.

    "Alternate Base Rate" means, on any date and with respect to all Alternate Base Rate Loans, a fluctuating rate of interest per annum (rounded upward to the next highest 1/100 of 1% if not already an integral multiple of 1/100 of 1%) equal to the higher of (a) the rate of interest most recently announced by the Administrative Agent at its Domestic Office as its Prime Rate; or (b) the Market Federal Funds Rate most recently determined by the Administrative Agent plus one-half percent (.50%).

    The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit. For purposes of this Agreement (i) any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced and (ii) any change in the Alternate Base Rate due to a change in the Market Federal Funds Rate shall be effective on the effective date of such change in the Market Federal Funds Rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Market Federal Funds Rate for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the Prime Rate until the circumstances giving rise to such inability no longer exist. The Administrative Agent will give notice promptly to the Company and the Lenders of changes in the Alternate Base Rate.

    "Alternate Base Rate Loan" means a Loan made and payable in Dollars bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

    "Applicable Margin" means, for any Fiscal Quarter, the margin set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Consolidated Total Debt to EBITDA Ratio	Applicable Margin for Fixed Rate Loans	Applicable Margin for Alternate Base Rate Loans
greater than 2.0 to 1.0	1.375%	0.375%
less than or equal to 2.0 to 1.0, but greater than 1.5 to 1.0	1.125%	0.125%
less than or equal to 1.5 to 1.0 but greater than 0.75 to 1.0	0.875%	0%
less than or equal to 0.75 to 1.0	0.750%	0%

    For purposes of the foregoing, the Applicable Margin at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable Margin shall become effective for all purposes five Business Days following receipt by Administrative Agent of the certificate and applicable financial statements described in Sections 7.1.1(a), 7.1.1(b) and 7.1.1(c); provided, however, that until the first such certificate and financial statements have been delivered to the Administrative Agent, the Applicable Margin for Fixed Rate Loans shall be 0.875% and the Applicable Margin for Alternate Base Rate Loans shall be 0%. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 7.1.1(a), 7.1.1(b) and 7.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, for more than ten Business Days after such certificate and the applicable financial statements are due, the Consolidated Total Debt to EBITDA Ratio shall be deemed, solely for purposes of this definition, to be greater than 2.0 to 1.0 until such certificate and the applicable financial statements are delivered.

    "Applicable Unused Fee Percentage" shall mean, for any Fiscal Quarter, the percentage set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Consolidated Total Debt to EBITDA Ratio	Applicable Unused Fee Percentage
greater than 2.0 to 1.0	0.275%
less than or equal to 2.0 to 1.0, but greater than 1.5 to 1.0	0.225%
less than or equal 1.5 to 1.0 but greater than 0.75 to 1.0	0.175%
less than or equal to 0.75 to 1.0	0.150%

    For purposes of the foregoing, the Applicable Unused Fee Percentage at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable Unused Fee Percentage shall become effective for all purposes five Business Days following receipt by Administrative Agent of the certificate and applicable financial statements described in Sections 7.1.1(a), 7.1.1(b) and 7.1.1(c); provided, however, that until the first such certificate and financial statements have been delivered to the Administrative Agent, the Applicable Unused Fee Percentage shall be 0.175%. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 7.1.1(a), 7.1.1(b) and 7.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, for more than ten Business Days after such certificate and the applicable financial statements were due, the Consolidated Total Debt to EBITDA Ratio shall be deemed, solely for purposes of this definition, to be greater than 2.0 to 1.0 until such certificate and the applicable financial statements are delivered.

    "Approximate Dollar Equivalent" means, as to any currency other than Dollars, the Dollar Equivalent rounded upward to the nearest amount of such currency as determined by the Administrative Agent from time to time.

    "Assignee Lender" is defined in Section 10.11.1.

    "Authorized Corporate Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

    "Authorized Corporate Official" means, relative to any Obligor and any action to be taken on behalf of any Obligor, any Authorized Corporate Officer of such Obligor and any other employee of such Obligor duly designated and authorized by an Authorized Corporate Officer to take such action.

    "Bank of America" means Bank of America, National Association, a national banking association.

    "Banking Day" means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Chicago, Illinois, (b) relative to the making, continuing, prepaying or repaying of (i) any Eurodollar Rate Loans, any day on which dealings in Eurodollars are carried on in the interbank eurodollar market and (ii) any Eurocurrency Loans, any day on which dealings in the applicable currency are carried on in both the country of issue of such currency and in the country where payment or disbursement thereof is to be made.

    "Borrower" is defined in the preamble.

    "Borrowing" means Loans of the same Type and, in the case of Fixed Rate Loans, having the same Interest Period, made by all Lenders on the same Banking Day and pursuant to the same Borrowing Request in accordance with Section 2.1 and 2.3.

    "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Company substantially in the form of Exhibit B hereto.

    "Capitalized Lease Liabilities" of any Person means the amount of all capitalized monetary obligations of such Person under any Capitalized Lease, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Cash Equivalent Investment" means, at any time as to any Person, any investment that is classified under GAAP as a short term investment and is consistent with such Person's internal guidelines regarding liquidity and short term investments.

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Action of 1986, as thereafter amended.

    "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

    "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert (other than any Person or Persons included in a majority of the Persons named as "Executive Officers" of the Company in the most recent proxy statement or annual report or Form 10-K filed by the Company with the Securities and Exchange Commission, or any successors to such person who were duly elected by the Company's Board of Directors (at least a majority of the members of which shall be the same persons who constituted a majority of the directors during the 12 months preceding such election)) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than fifty percent (50%) of the outstanding shares of voting stock of the Company.

    "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

    "Commitment" means, relative to any Lender, such Lender's obligation to make Loans pursuant to Section 2.1.1.

    "Commitment Amount" means, on any date, $150,000,000 (in Dollars and/or Dollar Equivalent), as such amount may be (i) reduced from time to time pursuant to Section 2.2.1, or (ii) increased from time to time pursuant to Section 2.2.2.

    "Commitment Termination Date" means:

      (a) the Stated Maturity Date;

      (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2.1; and

      (c) the date on which any Commitment Termination Event occurs.

    Upon the occurrence of any event described in clause (b) or (c), the Commitments shall terminate automatically and without further action.

    "Commitment Termination Event" means:

      (a) the occurrence of any Default described in clauses (a) through (e) of Section 8.1.9 with respect to the Company or any Subsidiary; or

      (b) the occurrence and continuance of any other Event of Default and either

      (i)
      the declaration of the Loans to be due and payable pursuant to Section 8.3, or

      (ii)
      in the absence of such declaration, the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company, that the Commitments have been terminated.

    "Company" is defined in the preamble.

    "Company Guaranty" means a Guaranty executed and delivered by the Company pursuant to Section 5.2.4 substantially in the form of Exhibit  C  hereto, as amended, supplemented restated or otherwise modified from time to time.

    "Consolidated Current Liabilities" means, with respect to any Person at any date of determination thereof, the consolidated current liabilities of such Person and its consolidated Subsidiaries as determined in accordance with GAAP.

    "Consolidated EBITDA" means, with respect to any Person for any period of determination, Consolidated Operating Income of such Person for such period, plus, (i) depreciation, (ii) amortization and (iii) interest income of such Person and its consolidated Subsidiaries for such period, plus as to the Company, restructuring charges for the 1999 Fiscal Year taken in any Fiscal Quarter which is a part of the applicable period of determination, all as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Funded Debt" means, with respect to any Person at any date of determination thereof, the sum on such date of (a) such Person's Consolidated Long-Term Debt and (b) the aggregate present values of the principal portion of all Capitalized Lease Liabilities of such Person and its consolidated Subsidiaries on a consolidated basis.

    "Consolidated Long-Term Debt" means, with respect to any Person at any date of determination thereof, Indebtedness of such Person and its consolidated Subsidiaries which is included in clauses (a), (c)  and (f) of the definition of Indebtedness, the final maturity of which is more than twelve (12) months after such date of determination.

    "Consolidated Net Assets" means, with respect to any Person at any date of determination thereof, such Person's Consolidated Total Assets minus such Person's Consolidated Current Liabilities.

    "Consolidated Net Income" means, with respect to any Person for any period, the net income of such Person and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Worth" means, with respect to any Person at any date of determination thereof, the total of shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of such Person and its consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

    "Consolidated Operating Income" means, with respect to any Person for any period of determination, the operating income of such Person and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

    "Consolidated Total Assets" means, with respect to any Person at any date of determination thereof, the total amount of all assets of such Person and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

    "Consolidated Total Capitalization" means, with respect to any Person at any date of determination thereof, the sum on such date of (a) Consolidated Funded Debt of such Person plus (b) Consolidated Net Worth of such Person.

    "Consolidated Total Debt" means, with respect to any Person at any date of determination thereof, the aggregate amount of those items of Indebtedness of such Person and its consolidated Subsidiaries included in clauses (a), (b), (c), (e), (f) and (g) of the definition of "Indebtedness" determined on a consolidated basis in accordance with GAAP.

    "Consolidated Total Debt to EBITDA Ratio" means, with respect to any Person at any date of determination thereof, the ratio of (i) the Consolidated Total Debt of such Person (calculated with respect to the Company by excluding Contingent Liabilities of the Company under the Joint Venture Guarantee and Indemnity Agreement which are not in excess of $50,000,000), to (ii) Consolidated EBITDA of such Person for the four immediately preceding Fiscal Quarters.

    "Contingent Liability" means, with respect to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

    "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Company substantially in the form of Exhibit D hereto.

    "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

    "Demand Deposit Account" means account No. 86663-00194 maintained by the Company at Bank of America's 231 South LaSalle Street, Chicago, Illinois location, and any replacements or substitutions therefor.

    "Designated Currency" is defined in the definition of "Eurocurrency".

    "Designated Subsidiary" means any Subsidiary identified as such in a Designation Letter.

    "Designation Letter" means a letter in the form of Exhibit E  signed by an Authorized Officer of the Company and each Designated Subsidiary identified therein.

    "Determination Date" means each of those dates determined in accordance with Section 2.5(b).

    "Disclosure Schedule" means the Disclosure Schedule attached hereto.

    "Dollar Equivalent" means, (i) in the case of an amount denominated in Dollars, such amount, and (ii) in any currency other than Dollars, the Dollar equivalent of such amount as determined in accordance with Section 2.5.

    "Dollars" and the sign "$" mean lawful money of the United States.

    "Domestic Dollars" means Dollars on deposit in the United States of America.

    "Domestic Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement, or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

    "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

    "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders binding on the Company or any of its Subsidiaries) relating to public health and safety and protection of the environment.

    "Equity Interests" means (a) with respect to a corporation, shares of the capital stock of such corporation and (b) with respect to a partnership, limited liability company or other person, partnership, limited liability or other equity interests in such Person.

    "Equity Issuance" means any issuance and sale by the Company or by any Subsidiary to a Person other than the Company or any Subsidiary, of any Equity Interests of the Company or any Subsidiary or any Rights in respect thereof.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

    "ERISA Affiliate" means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the

Code or section 4001 of ERISA, or a member of the same affiliated service group within the meaning of section 414(m) of the Code.

    "Eurocurrency" means (i) each of British Pounds Sterling, Canadian Dollars, Australian Dollars, Japanese Yen, Hong Kong Dollars and European Currency Units (each, a "Designated Currency"), and (ii) any other currency (other than Dollars) to which all the Lenders shall consent in each case (x) on deposit outside such currency's country of issuance and (y) as long as such currency is freely transferable and convertible into Dollars.

    "Eurocurrency Rate Loan" means a Loan made in a Eurocurrency and bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Interbank Rate (Reserve Adjusted).

    "Eurodollar" means Dollars on deposit in a bank outside the United States of America, its territories and possessions, which are available for transfer to and from the United States of America, its territories and possessions.

    "Eurodollar Rate Loan" means a Loan made and payable in Dollars bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Interbank Rate (Reserve Adjusted).

    "Event of Default" is defined in Section 8.1.

    "Excess Portion" is defined in Section 7.2.5.

    "Extension Letter" is defined in Section 2.2.2.

    "Fiscal Quarter" means any quarter of a Fiscal Year.

    "Fiscal Year" means any period of twelve consecutive calendar months ending on September 30th; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "2000 Fiscal Year") refer to the Fiscal Year ending on the September 30th occurring during such calendar year.

    "Fixed Rate Loan" means any Eurodollar Rate Loan or Eurocurrency Rate Loan.

    "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

    "GAAP" is defined in Section 1.4.

    "Guaranty" means the Guaranty of the Company in the form of Exhibit C hereto issued pursuant to Section 5.2.4.

    "Hazardous Material" means:

      (a) any "hazardous substance", as defined in Section 101(14) of CERCLA;

      (b) any petroleum product; or

      (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders binding on the Company or any of its Subsidiaries) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

    "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

    "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

    "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification:

      (a) which is of a "going concern" or similar nature;

      (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

      (c) (which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Section 7.2.

    "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

    "Indebtedness" of any Person means, without duplication:

      (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

      (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

      (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

      (e) net liabilities of such Person under all Hedging Obligations;

      (f)  whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

      (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

    "Indemnified Liabilities" is defined in Section 10.4.

    "Indemnified Parties" is defined in Section 10.4.

    "Interbank Lending Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Company and the Administrative Agent, whether or not outside the United States, which shall be making, or maintaining Eurodollar Rate Loans or Eurocurrency Rate Loans of such Lender hereunder.

    "Interbank Rate" means, relative to any Interest Period for Eurocurrency Rate Loans or Eurodollar Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which deposits in immediately available funds (a) in the case of a Eurodollar Rate Loan, in Eurodollars and (b) in the case of a Eurocurrency Loan, in either (i) the appropriate Eurocurrency or (ii) Dollars or Eurodollars in an amount equal to the Dollar Equivalent of such Eurocurrency deposits (plus the cost of any contract purchased or sold by the Administrative Agent to hedge the conversion of Dollars or Eurodollars, as applicable, into or from such Eurocurrency) are offered to the Administrative Agent's Interbank Lending Office by major banks in the interbank eurocurrency market as at or about 9:00 a.m. Chicago, Illinois time two Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent's Eurocurrency Rate Loan or Eurodollar Rate Loan, as applicable, and for a period approximately equal to such Interest Period.

    "Interbank Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a Eurocurrency Rate Loan or a Eurodollar Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Interbank Rate (Reserve Adjusted)	=	Interbank Rate 1.00 - Reserve Percentage

    "Interest Period" means, with respect to any Eurodollar Loan or Eurocurrency Loan, the one-month, two-month, three-month or six-month period selected by the applicable Borrower, in each case beginning on (and including) the date on which such Fixed Rate Loan is made or continued as, or converted into, a Fixed Rate Loan pursuant to Section 2.3 or 2.4, in each case as the applicable Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however that:

      (a) a Borrower shall not be permitted to select Interest Periods for Fixed Rate Loans to be in effect at any one time which will have expiration dates occurring on more than twelve (12) different dates;

      (b) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

      (c) if such Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next following Banking Day (unless such next following Banking Day is the first Banking Day of a calendar month, in which case such Interest Period shall end on the Banking Day next preceding such numerically corresponding day); and

      (d) no Interest Period may end later than date described in clause (a) of the definition of "Commitment Termination Date".

    "Investment" means, relative to any Person,

      (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

      (b) any Contingent Liability of such Person; and

      (c) any ownership or similar interest held by such Person in any other Person which is not a Subsidiary of such Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

    "Joint Venture Guarantee and Indemnity Agreement" means the Amended and Restated Guarantee and Indemnity Agreement, dated as of July 1, 1998, by the Company in favor of ABN AMRO BANK NV and its affiliates, including without limitation, ABN AMRO BANK A.O.

    "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit H hereto or such other form as shall be acceptable to the Administrative Agent.

    "Lenders" is defined in the preamble.

    "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

    "Loan" is defined in Section 2.1.1 and shall also include Swing Line Loans, and shall be Alternate Base Rate Loans, Eurodollar Rate Loans or Eurocurrency Rate Loans.

    "Loan Document" means this Agreement, the Notes, and each other agreement, document or instrument delivered in connection with this Agreement and the Notes.

    "Market Federal Funds" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

    "Monthly Payment Date" means the last day of each calendar month or, if any such day is not a Banking Day, the next succeeding Banking Day.

    "Note" means a promissory note of the Company or other applicable Borrower payable to any Lender in the form of Exhibit A hereto, as each such promissory note may be amended, or otherwise modified from time to time, evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

    "Obligations" means all obligations (monetary or otherwise) of the Company, each other Borrower and each other Obligor arising under or in connection with this Agreement, the Notes and each other Loan Document.

    "Obligor" means the Company and each other Borrower or any other Person (other than the Administrative Agent or any Lender) obligated under any Loan Document.

    "Organic Document" means, relative to any Obligor, its articles or certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

    "Participant" is defined in Section 10.11.

    "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

    "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of

ERISA), and to which the Company or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

    "Percentage" means, relative to any Lender, the percentage set forth opposite its name on Schedule I hereto or set forth in a Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.

    "Person" means any natural person, corporation, partnership, firm, joint venture, limited liability company, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

    "Plan" means any Pension Plan or Welfare Plan.

    "Prime Rate" means the rate of interest publicly announced from time to time by Bank of America as its Prime Rate. The Prime Rate is set by Bank of America based on various factors, including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank of America may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate will take effect at the opening of business on the day specified in a public announcement of a change in Bank of America's Prime Rate.

    "Quarterly Payment Date" means in the case of payment of interest on Alternate Base Rate Loans or the payment of any fee, the last day of each March, June, September, and December or, if any such day is not a Banking Day, the next succeeding Banking Day.

    "Related Party" means, with respect to any Person (i) any director (or Person holding the equivalent position) or officer (or Person holding the equivalent position) of such Person, and (ii) any other Person which, directly or indirectly, controls or is controlled by or under common control with such first Person (excluding any trustee under, or any committee with responsibility for administering, a Plan). A Person shall be deemed to be

      (a) "controlled by" any other Person if (i) such other Person beneficially owns or holds, or directly or indirectly has the power to vote five percent (5%) or more (on a fully diluted basis) of the equity interest of such first Person or (ii) if such other Person has the power to direct or cause the direction of the management and policies of such first Person (whether by contract or otherwise); or

      (b) "controlled by" or "under common control with" another Person if such other Person is a member of the immediate family of a Person which is a Related Party of such first Person or is the executor, administrator or other personal representative of such first Person.

    "Release" means a "release", as such term is defined in CERCLA.

    "Rentals" means all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Person as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by such Person (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

    "Reportable Event" has the meaning given to such term in ERISA.

    "Required Lenders" means Lenders having at least 51% of the Commitment Amount or, if the Commitments have been terminated, Lenders holding at least 51% of the then aggregate outstanding principal amount of the Notes then held by the Lenders.

    "Reserve Percentage" means, relative to any Interest Period for Eurocurrency Rate Loans or Eurodollar Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period. For purposes of this definition, any Eurocurrency Rate Loans or Eurodollar Rate Loans hereunder shall be deemed to be "Eurocurrency Liabilities" as defined in Regulation D.

    "Rights" means, with respect to any Person, warrants, options or other rights to acquire Equity Interests in such Person.

    "Senior Note Agreements" means, collectively, those Note Agreements, each dated as of September 1, 1990, between the Company and certain purchasers, providing for the sale by the Company of its 9.52% Senior Notes due September 30, 2005, as such Note Agreements are amended, modified or supplemented from time to time.

    "Stated Maturity Date" means March 31, 2003, or as extended, if extended, pursuant to Section 2.2.3.

    "Subsidiary" means, as to any Person, (i) any corporation of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own 50% or more of the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) any partnership, joint venture or similar entity of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own 50% or more of the capital interest or profits interest or (iii) any trust, association or other unincorporated organization of which or in which such Person, and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own 50% or more of the beneficial interest.

    "Swing Line Lender" means Bank of America in its capacity as swing line lender hereunder.

    "Swing Line Loan" has the meaning specified in Section 2.8.

    "Syndication Agent" is defined in the preamble.

    "Taxes" is defined in Section 4.6.

    "Termination Event" with respect to any Pension Plan means (i) the institution by the Company, the PBGC or any other Person of steps to terminate such Plan, (ii) the occurrence of a Reportable Event with respect to such Plan which the Administrative Agent or the Required Lenders reasonably believes may be a basis for the PBGC to institute steps to terminate such Plan, or (iii) the withdrawal from such Plan (or deemed withdrawal under section 4062 (f) of ERISA) by the Company or any ERISA Affiliate which is a substantial employer within the meaning of section 4063 of ERISA.

    "Type" means, relative to any Loan, the portion thereof, if any, being maintained as a Alternate Base Rate Loan, Eurocurrency Rate Loan or Eurodollar Rate Loan.

    "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

    "Unused Fee" is defined in Section 3.3.1.

    "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

    SECTION I.2  Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Schedules to this Agreement and in each Note, Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

    SECTION I.3  Cross-References.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

    SECTION I.4  Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in Section 6.5.

ARTICLE II
COMMITMENTS, BORROWING PROCEDURES AND NOTES

    SECTION II.1  Commitments.  On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans pursuant to the Commitments described in this Section 2.1.

    SECTION II.1.1  Commitment of Each Lender.  From time to time on any Banking Day occurring prior to the Commitment Termination Date, each Lender will make loans (relative to such Lender, and of any Type, the "Loans") to a Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing requested by such Borrower to be made on such day. Eurocurrency Rate Loans shall be made in a currency which is not a Designated Currency only with the consent of all Lenders. The commitment of each Lender described in this Section 2.1.1 is herein referred to as its "Commitment". On the terms and subject to the conditions hereof, each Borrower may from time to time borrow, repay and reborrow Loans made to it.

      SECTION II.1.2  Lenders Not Permitted or Required To Make Loans.  No Lender shall be permitted or required to make any Loan if,

      (a) after giving effect thereto, the aggregate outstanding principal amount of all Loans of all Lenders (in Dollars and/or the Dollar Equivalent) would exceed the Commitment Amount, or

      (b) after giving effect thereto, the sum of (i) aggregate outstanding principal amount of all Loans of such Lender, plus (ii) the participation of such Lender in the principal amount of all outstanding Swing Line Loans would exceed such Lender's Percentage of the Commitment Amount, or

      (c) the making of such Loan would be in violation of any limitation or prohibition provided by any applicable statute, regulation, directive or guideline, or decision of any court, central bank, regulator or other governmental authority applicable to such Lender or, in the case of Eurocurrency Rate Loans, of the country of issuance and/or the country of disbursement of the applicable currency and including, without limitation, Regulation U of the F.R.S Board.

    SECTION II.2  Reduction and Increase of Commitment Amount; Extension of Stated Maturity Date.

      SECTION II.2.1  Reduction of Commitment Amount.  The Company may, from time to time on any Banking Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least five (5) Banking Days' prior notice to the Administrative Agent and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $5,000,000 (in Dollars and/or Dollar Equivalent) and in an integral multiple of $5,000,000 (in Dollars and/or Dollar Equivalent).

      SECTION II.2.  Optional Increase in Commitments.  The Company may at any time, by means of a letter to the Administrative Agent and each Lender substantially in the form of Exhibit J request that the Lenders increase the Commitment Amount; provided that (i) such letter shall be accompanied by evidence reasonably satisfactory to the Administrative Agent that the board of directors of each Borrower has approved such increase, (ii) the amount of any requested increase in the Commitment Amount shall be in a minimum amount of $10,000,000 and integral multiples of $10,000,000 and (iii) in no event shall the aggregate amount of the Commitment Amount exceed the remainder of (x) $200,000,000 minus (y) the aggregate amount of all reductions in the Commitment Amount effected pursuant to Section 2.2.1 without the written consent of all Lenders. Each Lender shall have the option (in its sole and complete discretion) to subscribe for its proportionate share of such increase, according to its then-existing Percentage. Each Lender shall respond to the Company's request within 20 Banking Days by submitting a response in the form of Attachment 1 to Exhibit J to the Administrative Agent (and any Lender not responding within such period shall be deemed to have declined such request). At the option of the Company, any part of the proposed increase not so subscribed may be assumed, within ten Banking Days after all Lenders have responded to (or are deemed to have declined) such request, by one or more existing Lenders and/or by one or more Persons meeting the qualifications of an Assignee Lender, in amounts which are acceptable to the Company; it being understood that any assumption by a Person which is not an existing Lender shall be subject to consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any increase in the Commitment Amount pursuant to this Section 2.2.2 shall become effective on the earliest to occur of (a) the date on which the proposed increase has been fully subscribed, (b) ten Banking Days after the date on which all Lenders have responded to (or are deemed to have declined) the Company's request for an increase, and (c) the date, which shall not be earlier than the date on which all Lenders have responded to (or are deemed to have declined) the Company's request for an increase, on which an Authorized Corporate Officer of the Company notifies the Administrative Agent that the Company accepts an increase in the Commitment Amount which is less than the full amount of the requested increase. The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the amount of the Commitment Amount pursuant to this Section 2.2.2. and of the Commitment Amount and Percentage of each Lender after giving effect thereto. The Company acknowledges that, in order to maintain Loans in accordance with each Lender's Percentage, a reallocation of the Commitment Amount as a result of a non-pro-rata subscription to an increase in the Commitment Amount may require prepayment of all or portions of certain Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 4.5).

      SECTION II.2.3  Extension of Stated Maturity Date.  On any Banking Day during the period between December 1 and December 31 of each year, commencing on December 1, 2000, the Company may request in writing to the Administrative Agent (which shall promptly notify each Lender) that the Lenders agree to extend the Stated Maturity Date for a period of one additional year from the scheduled Stated Maturity Date. Each Lender may extend or decline to extend the

  Stated Maturity Date in its sole discretion. Each Lender that agrees to extend the Stated Maturity Date shall so notify the Administrative Agent in writing. If Lenders holding 100% of the Commitments shall agree to extend the Stated Maturity Date, the Administrative Agent shall so notify the Company in a letter substantially in the form of Exhibit F hereto (an "Extension Letter") no later than March 1st of the relevant year that, subject to the provisions of this Agreement, the Stated Maturity Date shall be the date specified in such Extension Letter. Upon receipt of an Extension Letter duly executed on behalf of the Company and each other Borrower, together with the documents and instruments specified therein and subject to the conditions precedent set forth in such Extension Letter, the Stated Maturity Date shall be extended to the date specified in such Extension Letter.

    SECTION II.3  Borrowing Procedure.  By requesting in writing or by telephone (promptly confirmed in writing) on or before 11:00 a.m., Chicago, Illinois time, on a Banking Day, in accordance with the provisions of this Section 2.3 applicable to the Type of Borrowing requested, the Company, through one of its Authorized Corporate Officials may, on behalf of the Company or any other Borrower, from time to time irrevocably request that a Borrowing be made (a) in the case of Alternate Base Rate Loans, in a minimum aggregate amount of $500,000 and an integral multiple of $500,000, or in the unused amount of the Commitments and (b) in the case of Fixed Rate Loans of any Type, in a minimum aggregate amount (or, in the case of Eurocurrency Rate Loans, in a minimum aggregate amount which is the Approximate Dollar Equivalent) of $3,000,000, with respect to Fixed Rate Loans disbursed to an account or location in the United States, and $1,000,000, with respect to Fixed Rate Loans disbursed to an account or location not in the United States and, in each case, an integral multiple of $1,000,000. The outstanding principal amount of Eurocurrency Rate Loans shall not exceed $20,000,000 in the aggregate at any time. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the same Type of Loans, and shall be made on the same Banking Day. On or before 1:00 p.m. (Chicago time) on the Banking Day a requested Borrowing is to be made, each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing and in the applicable currency. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the applicable Borrower pursuant to Section 2.3.3. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan. All telephonic or other oral requests for a Borrowing shall be promptly confirmed in writing by delivery to the Administrative Agent of a Borrowing Request therefor (including delivery by facsimile transmission in accordance with Section 10.2) duly executed by an Authorized Corporate Officer of the Company not later than five (5) Banking Days after the date of any such oral request, provided, however that a Borrower's failure to comply with any of the above requirements shall not in any manner affect the obligations of the applicable Borrower to repay any Loans made to such Borrower in accordance with the terms of this Agreement and its Notes.

      SECTION II.3.1  Eurocurrency Rate Loans and Eurodollar Rate Loans.  Each request for a Borrowing of Eurocurrency Rate Loans or Eurodollar Rate Loans shall be received by the Administrative Agent from an Authorized Corporate Official of the Company on or before 11:00 a.m., Chicago, Illinois time, on a Banking Day not less than (a) three (3) Banking Days' prior to the date of the requested Borrowing in the case of Eurodollar Rate Loans and (b) four (4) Banking Days' prior to the date of the requested Borrowing in the case of Eurocurrency Rate Loans. Each request shall specify (i) the applicable Borrower, (ii) the borrowing date, which day shall be a Banking Day, (iii) the amount and, if the Borrowing is to be of Eurocurrency Rate Loans, the currency of the requested Borrowing and (iv) the initial Interest Period for such Borrowing.

      SECTION II.3.2  Alternate Base Rate Loans.  Each request for a Borrowing of Alternate Base Rate Loans shall be received by the Administrative Agent from an Authorized Corporate Official of the Company on or before 11:00 a.m., Chicago, Illinois time, on the Banking Day of the requested Borrowing. Each request shall specify (i) the applicable Borrower, (ii) the borrowing date, which day shall be a Banking Day and (iii) the amount of requested Borrowing.

      SECTION II.3.3  Proceeds.  Subject to the other provisions of this Agreement, the Administrative Agent will pay to the relevant Borrower the amount of a Borrowing on the date designated in the request therefor upon receipt of the documents required under Sections 5.2 and 5.3 with respect to such Borrowing. Each Borrowing of Alternate Base Rate Loans and Eurodollar Rate Loans shall be disbursed in Dollars, on the applicable borrowing date, to the relevant Borrower through its account with the Administrative Agent or if no such account exists, to such account as the Company shall direct on behalf of the relevant Borrower. Each Eurocurrency Rate Loan shall be disbursed in the currency specified by the Company, at such branch or affiliate of the bank or such other bank as the Administrative Agent may select and to such account as the Company shall direct on behalf of the relevant Borrower.

    SECTION II.4  Continuation and Conversion Elections.  By requesting in writing or by telephone (promptly confirmed in writing as hereinafter provided) to the Administrative Agent on or before 11:00 a.m., Chicago, Illinois time, on a Banking Day, a Borrower may from time to time irrevocably elect that all or a portion of one Type of Loans be continued as such Type or converted into another Type of Loans, in accordance with the applicable provisions of this Section 2.4; provided, however that (i) the aggregate dollar amount of Loans which may be converted and/or continued at any one time shall not be less than (a) in the case of Alternate Base Rate Loans, a minimum aggregate amount of $500,000 and an integral multiple of $500,000, and (b) in the case of Fixed Rate Loans of any Type, a minimum aggregate amount of $5,000,000 and an integral multiple of $1,000,000, (ii) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (iii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Fixed Rate Loans when any Default has occurred and is continuing. Each telephonic or other oral conversion or continuation request referred to in this Section 2.4 shall be promptly confirmed in writing by delivery to the Administrative Agent of a duly completed Conversion/Continuation Notice duly executed by an Authorized Officer of the Company not later than five (5) Banking Days after the date of any such oral request. In the absence of receipt of a telephonic or written request for continuation or conversion with respect to any Fixed Rate Loan in accordance with the provisions of this Section 2.4, such Fixed Rate Loan shall, on the last day of the applicable Interest Period, automatically convert to a Alternate Base Rate Loan.

    SECTION II.5  Currency Equivalents.

      (a)  Exchange Rate.  Whenever pursuant hereto the Dollar Equivalent of an amount denominated in any currency other than Dollars is to be determined as of a date, such determination shall be made at the spot rate at which the Administrative Agent offers to purchase such currency with Dollars at approximately 10:00 am., Chicago, Illinois time on such date. Whenever the equivalent in any currency (other than Dollars) is to be determined as of a date, such determination shall be made in accordance with the preceding sentence, substituting such currency in which such equivalent is being determined for Dollars.

      (b)  Determination Date.  For purposes of determining the unused facility fee referred to in Section 3.3.1, the outstanding balance of the Loans and the Commitment Amount from time to time, the Dollar Equivalent of each Loan then denominated in a currency other than Dollars shall be determined as of each of the dates (a "Determination Date") as follows:

         (i) the date ten (10) Banking Days prior to each Quarterly Payment Date; and

        (ii) the date four Banking Days prior to each of the following dates (unless such of the following dates is also a Quarterly Payment Date):

          (A) the date a Loan is made;

          (B) the date a Eurodollar Rate Loan or Eurocurrency Rate Loan is continued from the current Interest Period of such Loan into a subsequent Interest Period;

          (C) the date an outstanding Loan is converted from one Type of Loan into another Type of Loan; or

          (D) the date the principal of a Loan, or portion thereof, is paid or prepaid.

  The Dollar Equivalent of any Loan, or portion thereof, determined as of any Determination Date, shall be deemed to remain unchanged from such determination until the next succeeding Determination Date.

    SECTION II.6  Funding.  As to any Eurodollar Rate Loan or Eurocurrency Rate Loan each Lender may, if it so elects, fulfill its obligation to make, continue or convert such Fixed Rate Loans hereunder by causing one of its foreign branches or Related Parties (or an international banking facility created by such Lender) to make or maintain such Fixed Rate Loan; provided, however, that such Fixed Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the applicable Borrower to repay such Fixed Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Related Party or international banking facility. In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.5, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Rate Loans and all Eurocurrency Rate Loans by purchasing Eurodollar deposits, or deposits in the applicable Eurocurrency, in its Interbank Lending Office's interbank eurocurrency market.

    SECTION II.7  Notes.  Each Lender's Loans to a Borrower under its Commitment shall be evidenced by a Note made by such Borrower payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original Commitment Amount. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note from such Borrower (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on each Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of a Borrower or any other Obligor.

    SECTION II.8  Swing Line Commitment.  On the terms and subject to the conditions of this Agreement (including Article V), the Swing Line Lender agrees to make Loans to Borrowers on a revolving basis (each such loan, a "Swing Line Loan") from time to time on any Banking Day prior to the Commitment Termination Date in an aggregate principal amount at any one time outstanding not to exceed $10,000,000; provided that after giving effect to any proposed Swing Line Loan, the aggregate outstanding principal amount of all Loans of all Lenders (in Dollars or the Dollar Equivalent) shall not exceed the Commitment Amount. All Swing Line Loans will be made as Alternate Base Rate Loans and shall not be entitled to be converted into Fixed Rate Loans. Borrowers may not request more than 12 Swing Line Loans in any calendar year.

      SECTION II.8.1  Borrowing Procedures for Swing Line Loans.  By requesting in writing or by the telephone (promptly confirmed in writing) on or before 11:00 a.m., Chicago, Illinois time, on the Banking Day of the requested Swing Line Loan in accordance with the provisions of this Section 2.8.1, the Company, through one of its Authorized Corporate Officials may on behalf of the Company or any other Borrower, from time to time irrevocably request that a Swing Line Loan be made. Each such request for a Swing Line Loan shall be effective upon receipt thereof by the Administrative Agent and the Swing Line Lender and shall specify the date and the principal amount of such Swing Line Loan. Unless the Swing Line Lender has received written notice prior to 10:00 a.m. Chicago time on the Banking Day of the proposed Swing Line Loan from the Administrative Agent or any Lender that one or more of the conditions precedent set forth in Article V  with respect to such Swing Line Loan is not then satisfied, the Swing Line Lender shall pay over the requested principal amount to the Company or other Borrower on the requested Banking Day the proposed Swing Line Loan in immediately available funds. Each Swing Line Loan shall be made on a Business Day and shall be in the amount of $100,000 or a higher integral multiple thereof. The Swing Line Lender will promptly notify the Administrative Agent of the making and amount of each Swing Line Loan.

      SECTION II.8.2  Prepayment or Refunding of Swing Line Loans.

      (a) The Borrowers may, at any time and from time to time, prepay any Swing Line Loan in whole or in part, in an amount equal to $100,000 or a higher integral multiple thereof. The Borrowers shall deliver a notice of prepayment in accordance with Section 10.2 to be received by the Administrative Agent and the Swing Line Lender not later than 11:00 a.m. Chicago time on the Business Day of such prepayment, specifying the date and amount of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein.

      (b) The Swing Line Lender may, at any time in its sole and absolute discretion, on behalf of the Borrowers (which hereby irrevocably direct the Swing Line Lender to act on their behalf), request each Lender to make a Loan in an amount equal to such Lender's Percentage of the principal amount of the Swing Line Loans to the Borrowers outstanding on the date such notice is given. If any Swing Line Loan remains outstanding on the tenth day following the date such Swing Line Loan is made to any Borrower, the Swing Line Lender shall on behalf of the Borrowers (which hereby irrevocably direct the Swing Line Lender to act on their behalf) request each Lender to make a Loan in an amount equal to such Lender's Percentage of the principal amount of the Swing Line Loan to the Borrowers which has been outstanding for such ten-day period on the date such notice is given. Unless any of the events described in clauses (a) through (d)  of Section 8.1.9 shall have occurred (in which event the procedures of Section 2.8.3 shall apply), and regardless of whether the conditions precedent set forth in this Agreement to the making of Loans are then satisfied or the aggregate amount of such Loans is not in the minimum or integral amount otherwise required hereunder, each Lender shall deposit with the Administrative Agent for the account of the Swing Line Lender such Lender's Loan prior to 12:00 noon Chicago time in immediately available funds on the Banking Day next succeeding the date such notice is given. The proceeds of such Loans shall be immediately applied to repay the outstanding Swing Line Loans of the Borrowers. All Loans made pursuant to this Section 2.8.2 shall be Alternate Base Rate Loans (but, subject to the other provisions of this Agreement, may be converted to Fixed Rate Loans).

      SECTION II.8.3  Participations in Swing Line Loans.

      (a) If an event described in Section 8.1.9 exists (or for any reason the Lenders may not make Loans pursuant to Section 2.8.2), each Lender will, upon notice from the Administrative Agent, purchase from the Swing Line Lender (and the Swing Line Lender will sell to each Lender) an undivided participation interest in all outstanding Swing Line Loans in an amount equal to its Percentage of the outstanding principal amount of the Swing Line Loans (and each Lender will immediately transfer to the Administrative Agent, for the account of the Swing Line Lender, in immediately available funds, the amount of its participation).

      (b) Whenever, at any time after the Swing Line Lender has received payment for any Lender's participation interest in the Swing Line Loans pursuant to Section 2.8.3(a), the Swing

  Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to the Administrative Agent for the account of such Lender its participation interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participation interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Administrative Agent for the account of the Swing Line Lender any portions thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

      SECTION II.8.4  Participation Obligations Unconditional.

      (a) Each Lender's obligation to make Loans pursuant to Section 2.8.2 and/or to purchase participation interests in Swing Line Loans pursuant to Section 2.8.3 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Default or Event of Default; (c) any adverse change in the condition (financial or otherwise) of the Company or any other Borrower or any other Person; (d) any breach of this Agreement or any other Loan Document by the Company or any other Borrower or any other Person; (e) any inability of the Company or any other Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any such Loan is to be made or any participation interest therein in to be purchased; or (f) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

      (b) Notwithstanding the provisions of Section 2.8.4(a), no Lender shall be required to make any Loan to the Borrowers to refund a Swing Line Loan pursuant to Section 2.8.2 or to purchase a participation interest in a Swing Line Loan pursuant to Section 2.8.3 if, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender received written notice from any Lender specifying that such Lender believed in good faith that one or more of the conditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan; provided that the obligation of such Lender to make such Loans and to purchase such participation interests shall be reinstated upon the earlier to occur of (i) the date on which such Lender notifies the Swing Line Lender that its prior notice has been withdrawn and (ii) the date on which all conditions precedent to the making of such Swing Line Loan have been satisfied (or waived by the Required Lenders or all Lenders, as applicable).

      SECTION II.8.5  Conditions to Swing Line Loans.  Notwithstanding any other provision of this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan if a Default or an Event of Default exists or would result therefrom.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

    SECTION III.1  Repayments and Prepayments.  Each Borrower shall repay in full the unpaid principal amount of each Loan made to such Borrower upon the Stated Maturity Date therefor. Prior thereto, each Borrower:

      (a) may, from time to time on any Banking Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans to such Borrower; provided, however that

         (i) any such prepayment shall be made pro rata among Loans of the same Type and, if applicable, having the same Interest Period, of all Lenders, except that prepayments of Swing Line Loans shall be subject to the provisions of Section 2.8.2(a);

        (ii) no such prepayment of any Fixed Rate Loan may be made on any day other than the last day of the Interest Period for such Loan;

        (iii) all such voluntary prepayments shall require at least three but no more than five Banking Days' prior written notice to the Administrative Agent, except that prepayments of Swing Line Loans shall be subject to the provisions of Section 2.8.2(a); and

        (iv) all such voluntary partial prepayments shall be in an aggregate minimum amount of $500,000 and an integral multiple of $500,000, except that prepayments of Swing Line Loans shall be subject to the provisions of Section 2.8.2(a);

      (b) shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to Section 2.2.1, make a mandatory prepayment of all Loans to such Borrower such that the aggregate amount of prepayments made by all Borrowers shall be equal to the excess, if any, of the aggregate, outstanding principal amount of all Loans to all Borrowers over the Commitment Amount as so reduced; and

      (c) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all Loans to such Borrower unless, pursuant to Section 8.3, only a portion of such Loans is so accelerated; and

      (d) shall, if on any Determination Date, as a result of an increase in the value of a Eurocurrency, the aggregate Dollar Equivalent of the principal amount of all outstanding Loans to all Borrowers exceeds the Commitment Amount, on the last day of the Interest Period during which such Determination Date occurs, make a mandatory prepayment of the aggregate outstanding Loans to such Borrower such that the aggregate amount of prepayments made by all Borrowers shall be equal to the lesser of (i) the amount of such excess, and (ii) the sum of (x) the amounts of the Alternate Base Rate Loans outstanding, plus (y) the amounts of the Fixed Rate Loans outstanding to which such Interest Period is applicable.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.5. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

    SECTION III.2  Interest Provisions.  Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

      SECTION III.2.1  Rates.

        (a)  Alternate Base Rate Loans.  That portion of the Loans maintained from time to time as a Alternate Base Rate Loans shall accrue and bear interest until maturity at a rate per annum equal to the Alternate Base Rate from time to time in effect, plus the Applicable Margin.

        (b)  Eurodollar Rate Loans and Eurocurrency Rate Loans.  That portion of the Loans maintained from time to time as a Eurodollar Rate Loans or Eurocurrency Rate Loans shall accrue and bear interest, during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Interbank Rate (Reserve Adjusted) for such Interest Period, plus the Applicable Margin.

        (c)  Swing Line Loans.  All Swing Line Loans will be made as Alternate Base Rate Loans and shall not be entitled to be converted into Fixed Rate Loans.

      SECTION III.2.2  Post-Default Rates.  While any Event of Default exists or after acceleration of the Obligations, each Borrower shall pay, to the extent permitted by law, interest (after as well as before judgment) on each Loan to such Borrower at a rate per annum equal to two percent (2.0%) in excess of the rate applicable to the unpaid amount of such Loan immediately before it became due.

      SECTION III.2.3  Payment Dates.  Interest accrued on each Loan shall be payable, without duplication:

        (a) on the Stated Maturity Date therefor;

        (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan as the result of a reduction in the Commitment Amount pursuant to Section 3.1(b);

        (c) with respect to Alternate Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

        (d) with respect to Fixed Rate Loans, the last day of each applicable Interest Period; provided, however, that if any Interest Period for a Fixed Rate Loan exceeds three months, accrued interest shall also be payable on the date that falls three months after the beginning of such Interest Period and each subsequent three-month anniversary date of the beginning of such Interest Period;

        (e) with respect to any Alternate Base Rate Loans converted into Fixed Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

        (f)  on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

  Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

    SECTION III.3  Fees.  The Company agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

      SECTION III.3.1  Unused Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender, for each Fiscal Quarter (including any portion thereof when its Commitment is suspended by reason of any Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date, an unused fee (the "Unused Fee") equal to the quotient of (i) an amount equal to (A) the positive difference between the Commitment Amount, as from time to time in effect, and the actual daily balance of the Loans (not including Swing Line Loans) during the applicable Fiscal Quarter (or portion thereof during the periods commencing on the Effective Date and ending on the Commitment Termination Date) multiplied by (B) a rate equal to the Applicable Unused Fee Percentage, divided by (ii) four. The Unused Fee shall be payable by the Company quarterly in arrears within five Banking Days after determination by the Administrative Agent of notice to the Company of the amount thereof. The first payment of the Unused Fee shall be payable following the end of the Fiscal Quarter ending June 30, 2000 provided that in calculating the amount of the Unused Fee the Administrative Agent shall include in the calculation for such Fiscal Quarter the actual daily balance of the Loans (not including the Swing Line Loans) from the period commencing on the Effective Date to and including June 30, 2000.

      SECTION III.3.2  Administrative Agent's Fee.  The Company agrees to pay to the Administrative Agent for its own account, such non-refundable fees as may be from time to time separately agreed to between the Company and the Administrative Agent.

    SECTION III.4  Computation of Interest and Fees.  All Fixed Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Loan. Interest on each Fixed Rate Loan and any fees shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed. Interest on each Alternate Base Rate Loan shall be computed on the basis of a year consisting of 365 or 366 days, as the case may be, and paid for actual days elapsed.

ARTICLE IV
CERTAIN INTEREST RATE AND OTHER PROVISIONS

    SECTION IV.1  Fixed Rate Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to the Company and the Lenders, be conclusive and binding on all Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Fixed Rate Loan of a certain Type, the obligations of all Lenders to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Fixed Rate Loans of such Type shall automatically convert into Alternate Base Rate Loans or, subject to compliance with the applicable provisions of Section 2.3, another Type of Fixed Rate Loans, at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

    SECTION IV.2  Deposits Unavailable.  If the Administrative Agent shall have been notified by any Lender that such Lender has determined that

      (a) Dollar or Eurocurrency deposits, as the case may be, in the relevant amount and for the relevant Interest Period are not available to such Lender in its relevant market; or

      (b) by reason of circumstances affecting such Lender's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Fixed Rate Loans of a particular Type, then, upon notice from the Administrative Agent to the Company and the Lenders, the obligations of all Lenders under Section 2.3  and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Fixed Rate Loans of such Type shall forthwith be suspended until the Administrative Agent shall have been notified by the relevant Lender, and the Administrative Agent shall have notified the Company and the Lenders, that the circumstances causing such suspension no longer exist.

    SECTION IV.3  Increased Fixed Rate Loan Costs, etc.  The Company agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, Fixed Rate Loans. Such Lender shall promptly notify the Administrative Agent and the Company in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Company directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Company.

    SECTION IV.4  Increased Capital Costs With Respect to Commitments.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitment or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Company, the Company agrees that it shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return at the time suffered or incurred. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Company. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

    SECTION IV.5  Funding Losses.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Fixed Rate Loan) as a result of

      (a) any conversion or repayment or prepayment of the principal amount of any Fixed Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

      (b) any Loans not being made as Fixed Rate Loans in accordance with the Borrowing Request therefor; or

      (c) any Loans not being continued as, or converted into, Fixed Rate Loans in accordance with the Continuation/Conversion Notice therefor,

then, upon the written notice of such Lender to the Company (with a copy to the Administrative Agent), the Company agrees that it shall, within five days of the Company's receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Company.

    SECTION IV.6  Taxes.  All payments by each Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by a Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will cause such Borrower to

      (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

      (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

      (c) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required; provided  that, a Lender may, in its sole and absolute discretion, and subject to the other requirements of this sentence, return to such Borrower an amount equal to the amount paid by such Borrower pursuant to clause (a) in respect of amounts paid by such Borrower under this Agreement for the account of such Lender.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Company agrees that it will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted.

    If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Company agrees to indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Company.

    Upon the request of the Company or the Administrative Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Company and the Administrative Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Company or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

    If a Lender receives a refund of any amount paid by a Borrower pursuant to this Section in respect of amounts required to be withheld or deducted from amounts due to such Lender under this Agreement and the other Loan Documents, and if as a result of such Lender's receipt of such refund the net amount received by such Lender exceeds the amount to which such Lender is entitled under this Agreement and the other Loan Documents, such Lender shall promptly pay to the Administrative Agent, for the account of such Borrower, the amount of such excess.

    SECTION IV.7  Payments, Computations, etc.  Unless otherwise expressly provided, all payments by a Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by such Borrower to the Administrative Agent for the account of each Lender in the amount of its Percentage thereof. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 12:30 p.m., Chicago, Illinois time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Company. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Banking Day. The Company hereby authorizes the Administrative Agent and the Administrative Agent may, in its sole and absolute discretion, provide for the payment of any amounts required to be paid in Dollars which are due under this Agreement or the other Loan Documents, by debiting the Demand Deposit Account for the amount then due; provided, however, that the failure of the Company to maintain sufficient balances in the Demand Deposit Account to provide for such payment shall not affect any Borrower's obligation to pay when due all amounts payable by such Borrower hereunder or under any other Loan Document. The Administrative Agent shall remit to each Lender, not later than 5:00 p.m. Chicago, Illinois time on the Banking Day received (the Banking Day of receipt to be determined pursuant to this Section 4.7), same day funds in an amount equal to such Lender's share, if any, of such payments received by the Administrative Agent from a Borrower for the account of such Lender. Whenever any payment to be made shall otherwise be due on a day which is not a Banking Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to Eurodollar Rate Loans or Eurocurrency Rate Loans) be made on the next succeeding Banking Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

    SECTION IV.8  Sharing of Payments.  Except as contemplated by Section 4.7, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

      (a) the amount of such selling Lender's required repayment to the purchasing Lender to

      (b) the total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

    SECTION IV.9  Setoff.  Each Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Borrower or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Lender; provided, however that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender; provided, however that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

    SECTION IV.10  Use of Proceeds.  Each Borrower shall apply the proceeds of each Borrowing for general corporate purchases, including, but not limited to, capital expenditures, acquisitions and investments, general working capital purposes and the repayment of existing indebtedness; without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U, if such acquisition would violate or cause any Lender to violate such Regulation U.

    SECTION IV.11  Currency Indemnification.  The obligation of any Borrower to make payments hereunder in the currencies specified in Article III shall not be discharged as satisfied by any tender or recovery which is expressed in any other currencies except to the extent that such tender or recovery shall result in the actual receipt by the Lenders of the full amount in the currencies so specified payable hereunder. The Borrower's obligations to make payments in the currencies so specified shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currencies of the amount, if any, by which such actual receipt shall fall short of the full amount in such currencies payable hereunder, and shall not be affected by judgment being obtained for any sums due hereunder.

    Without limiting the generality of the previous paragraph, the Company agrees to indemnify each Lender against any loss incurred by it as a result of any judgment or order being given or made for the payment of any Indebtedness hereunder and such judgment or order being expressed in a currency other than the currency of the Indebtedness hereunder and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due hereunder and the date of actual payment thereof The foregoing indemnity shall constitute a separate and independent obligation and shall apply irrespective of any indulgence granted from time to time and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

ARTICLE V
CONDITIONS TO BORROWING

    SECTION V.1  Initial Borrowing of the Company.  The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1. The obligations of the Lenders to fund an initial Borrowing of the Company shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1, in addition to the applicable conditions precedent set forth in Section 5.3.

      SECTION V.1.1  Resolutions, etc.  The Administrative Agent shall have received from the Company, in sufficient number of counterpart originals to provide one to each Lender, a certificate, dated the date of the initial Borrowing, of its Secretary or Assistant Secretary as to

        (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and the Notes and authorizing the borrowings hereunder and each other Loan Document to be executed by it;

        (b) all documents evidencing other corporate action necessary for the execution, delivery and performance of any Loan Document;

        (c) all approvals or consents, if any, with respect to this Agreement and the Notes;

        (d) the incumbency and signatures of those of its officers authorized to sign to this Agreement, the Notes and each other Loan Document executed by it; and

        (e) copies of the Certificate of Incorporation and Bylaws of the Company,

  upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Company canceling or amending such prior certificate.

      SECTION V.1.2  Delivery of Notes.  The Administrative Agent shall have received, for the account of each Lender, the Notes of the Company duly executed and delivered by the Company.

      SECTION V.1.3  Payment of Outstanding Indebtedness, etc.  All Indebtedness identified in Item 5.1.3 of the Disclosure Schedule together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the initial Borrowing); and all Liens, if any, securing payment of any such Indebtedness have been released and the Administrative Agent shall have received all

  Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

      SECTION V.1.4  Opinion of Counsel.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, an opinion addressed to the Administrative Agent and all Lenders, from Gardner, Carton & Douglas, counsel to the Company, substantially in the form of Exhibit I hereto;

      SECTION V.1.5  Expenses, etc.  The Administrative Agent shall have received for its own account all reasonable fees, costs and expenses due and payable pursuant to Section 10.3, if then invoiced.

    SECTION V.2  Initial Borrowing of a Designated Subsidiary.  The obligations of the Lender to fund an initial Borrowing of any Designated Subsidiary shall be subject to the prior or concurrent satisfaction of each of the conditions precedent in this Section 5.2, in addition to the applicable conditions precedent set forth in Sections 5.1 and 5.3.

      SECTION V.2.1  Designation Letter.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, a Designation Letter for such Designated Subsidiary.

      SECTION V.2.2  Notes.  The Administrative Agent shall have received, for the account of each Lender, the Notes of such Designated Subsidiary, duly executed and delivered by such Designated Subsidiary.

      SECTION V.2.3  Authorizations and Approvals.  The Administrative Agent shall have received authenticated copies of all such governmental authorizations, consents, approvals, and licenses as may be required under applicable law and regulations for each Borrower then borrowing to make and perform this Agreement and the Notes and to borrow and (in the case of the Company) guaranty Loans hereunder.

      SECTION V.2.4  Guaranty.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, a Guaranty, duly executed by the Company, of the obligations of such Designated Subsidiary under this Agreement and the Notes of such Designated Subsidiary.

      SECTION V.2.5  Resolutions.  The Administrative Agent shall have received a copy, duly certified by the Designated Subsidiary's secretary or an assistant secretary and in sufficient number of counterpart originals to provide one to each Lender, of (i) the resolutions of the Designated Subsidiary's Board of Directors authorizing the execution and delivery of the Designation Letter and the Note of such Designated Subsidiary and authorizing the borrowings thereunder, (ii) all documents evidencing other necessary corporate action, (iii) all approvals or consents, if any, with respect to the Designation Letter and such Designated Subsidiary's Note, and (iv) the Organic Documents of the Designated Subsidiary.

      SECTION V.2.6  Incumbency.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender a certificate of the Designated Subsidiary's secretary, assistant secretary or manager certifying the names of the Designated Subsidiary's officers authorized to sign the Designation Letter, the Note of such Designated Subsidiary and all other documents or certificates to be delivered to the Administrative Agent or any Lender, together with the true signatures of such officers.

      SECTION V.2.7  Opinion of Counsel.  The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, an opinion addressed to the Administrative Agent and all Lenders, from Gardner, Carton & Douglas, counsel to the Company, or such other law firm as is reasonably acceptable to the Administrative Agent, as to the execution, delivery and performance by the Company of the Guaranty required by Section 5.2.4 and in form and content acceptable to the Administrative Agent.

    SECTION V.3  All Borrowings.  The obligation of each Lender to fund any Loan on the occasion of any Borrowing (including the initial Borrowing) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.3.

      SECTION V.3.1  Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Borrowing the following statements shall be true and correct and certified as such by a certificate of the president, chief financial officer (or, if none, the chief financial Authorized Corporate Officer) of the Company delivered by the Company to the Administrative Agent:

        (a) the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7, 6.8 and 6.9) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) except for such changes as are specifically permitted hereunder;

        (b) except as disclosed by the Company to the Administrative Agent and the Lenders pursuant to Section 6.7

           (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which might reasonably be expected to materially adversely affect the Company's consolidated business, operations, assets, revenues, properties or prospects or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

          (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might reasonably be expected to materially adversely affect the consolidated businesses, operations, assets, revenues, properties or prospects of the Company and its Subsidiaries;

        (c) no Default shall have then occurred and be continuing, and neither the Company nor any of its Subsidiaries are in material violation of any law or governmental regulation or court order or decree.

      SECTION V.3.2  Borrowing Request.  The Administrative Agent shall have received a request for such Borrowing in accordance with Section 2.3. Each of the request for a Borrowing and the acceptance by such Borrower of the proceeds of such Borrowing shall constitute (a) a representation and warranty by the Company and such Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.3.1 are true and correct and (b) the certification required by such section.

      SECTION V.3.3  Insurance.  There shall have been no material change, or notice of prospective material change in the nature, extent, scope or cost of the insurance referred to in Section 6.12 which change would have a material adverse effect on the financial condition of the Company and its Subsidiaries on a consolidated basis or would significantly adversely affect the Company's or any other Borrower's ability to perform its obligations under this Agreement or under any Note.

      SECTION V.3.4  Form U-1.  At any time at which the current value of the margin stock owned by any Borrower exceeds 25% of the value of such Borrower's assets which may not be pledged or made subject to a Lien pursuant to the terms hereof, such Borrower shall have delivered to the Administrative Agent with each request for a Borrowing for such Borrower, a statement for such Borrower in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the F.R.S. Board.

      SECTION V.3.5  Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of the Company, any other Borrower, any of the Company's Subsidiaries or any other Obligors shall be satisfactory in form and substance to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

    In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder, the Company represents and warrants unto the Administrative Agent and each Lender as set forth in this Article VI.

    SECTION VI.1  Organization, etc.  The Company and each of its Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except such jurisdictions where failure to so qualify and be in good standing is not reasonably likely to have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole. The Company has, and each Subsidiary upon becoming a Designated Subsidiary will have, full power and authority and holds, and will hold, all requisite governmental consents and other approvals to enter into, deliver and perform its Obligations under this Agreement, its Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

    SECTION VI.2  Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Company of this Agreement, the Notes and each other Loan Document executed or to be executed by it and the execution, delivery and performance by each Designated Subsidiary or other Obligor of each Loan Document executed or to be executed by it are within the Company's and each such Designated Subsidiary's or other Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not

      (a) contravene the Company's, any Designated Subsidiary's or any such other Obligor's Organic Documents;

      (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on the Company, any such Designated Subsidiary or any such other Obligor; or

      (c) result in, or require the creation or imposition of, any Lien on any of the Company's, any Designated Subsidiary's or any other Obligor's properties.

    SECTION VI.3  Government Approval, Regulation, etc.  The Company and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Company, any Designated Subsidiary or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    SECTION VI.4  Validity, etc.  This Agreement constitutes, and the Notes and each other Loan Document executed by the Company, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies; and each Loan Document executed pursuant hereto by each Designated Subsidiary or other Obligor, will, on the due execution and delivery thereof by such Designated Subsidiary or other Obligor, be the legal, valid and binding obligation of such Designated Subsidiary or other Obligor enforceable in accordance with its terms, with like exception.

    SECTION VI.5  Financial Information.  The audited consolidated balance sheets of the Company and its Subsidiaries as at September 30, 1999 and the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1999, and the related statements of earnings and cash flow of the Company and each of its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

    SECTION VI.6  No Material Adverse Change.  Since the dates of the financial statements described in Section 6.5, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

    SECTION VI.7  Litigation, Labor Controversies, etc.  There is no pending or, to the knowledge of the Company, threatened litigation, action or proceeding against the Company or any of its Subsidiaries or labor controversy involving the Company or any of its Subsidiaries or any of their respective properties, which might reasonably be expected to materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, except as disclosed in Item 6.7 ("Litigation") or Item 6.14 ("Environmental Matters") of the Disclosure Schedule.

    SECTION VI.8  Subsidiaries.  The Company has no Subsidiaries, except those Subsidiaries

      (a) which are identified in Item 6.8 ("Existing Subsidiaries") of the Disclosure Schedule; or

      (b) which are permitted to have been acquired after the Effective Date in accordance with Section 7.2.4.

    SECTION VI.9  Partnerships; Joint Ventures.  Neither the Company nor any of its Subsidiaries is a partner or a joint venturer in any partnership or joint venture other than the partnerships and joint ventures which are identified in Item 6.9 ("Partnerships and Joint Ventures") of the Disclosure Schedule.

    SECTION VI.10  Ownership of Properties.  The Company and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.1.

    SECTION VI.11  Taxes.  The Company and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and have paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

    SECTION VI.12  Insurance.  The Company and each of its Subsidiaries maintain insurance, including self-insurance, to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

    SECTION VI.13  Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no Reportable Event has occurred, no steps have been taken by the PBGC, the Company or an ERISA Affiliate to terminate or withdraw from any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. Except as disclosed in Item 6.13 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

    SECTION VI.14  Environmental Warranties.

      (a) Except as set forth in Item 6.14 ("Environmental Matters") of the Disclosure Schedule, all facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by the Company and its Subsidiaries in material compliance with all Environmental Laws.

      (b) Except as set forth in Item 6.14 ("Environmental Matters") of the Disclosure Schedule, there have been no past, and there are no pending or, to the Company's knowledge, threatened

         (i) claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

        (ii) complaints, notices or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law which might reasonably be expected to materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

      (c) Except as set forth in Item 6.14 ("Environmental Matters") of the Disclosure Schedule, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

      (d) Except as set forth in Item 6.14 ("Environmental Matters") of the Disclosure Schedule, the Company and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses except where failure to so comply is not reasonably likely to have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole.

      (e) Except as set forth in Item 6.14 ("Environmental Matters") of the Disclosure Schedule, no property now or previously owned or leased by the Company or any of its Subsidiaries is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar state list of sites requiring investigation or clean-up.

      (f)  Except as set forth in Item. 6.14 ("Environmental Matters") of the Disclosure Schedule, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

      (g) Except as set forth in Item 6.14 ("Environmental Matters") of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which has resulted in or may reasonably be expected to result in claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

      (h) Except as set forth in Item 6.14 ("Environmental Matters") of the Disclosure Schedule, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Company or any Subsidiary of the Company that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

    SECTION VI.15  Regulations U and X.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of, purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. As of the date of the initial Borrowing and after giving effect to the intended application of the proceeds of each Borrowing thereafter, the current value of the margin stock owned by the Company at such time does not exceed 25% of the value of the Company's assets which may not be pledged or made subject to any Lien pursuant to this Agreement. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

    SECTION VI.16  Year 2000 Compliance.  The Company and each of its Subsidiaries have conducted a comprehensive review and assessment of the Company's and each of its Subsidiaries' computer applications and made inquiry of the Company's and each of its Subsidiaries' key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and, based on that review and inquiry, the Company does not believe the year 2000 problem will result in a material adverse change in the Company's and each of its Subsidiaries' business condition (financial or otherwise), operations, properties or prospects, or ability to repay the obligations.

    SECTION VI.17  Indebtedness.  All Indebtedness of the Company and its Subsidiaries in existence on the Effective Date (other than trade payables incurred in the ordinary course of business) is set forth in Item 6.17 ("Indebtedness") of the Disclosure Schedule.

    SECTION VI.18  Accuracy of Information.  All factual information heretofore or contemporaneously furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby taken together does not, and all other such factual information hereafter furnished by or on behalf of the Company to the Administrative Agent or any Lender taken together will not, on the date as of which such information is dated or certified, contain any untrue statement of a material fact or omit a material fact necessary to make the factual information contained therein not misleading in light of the circumstances in which it was provided.

ARTICLE VII
COVENANTS

    SECTION VII.1  Affirmative Covenants.  The Company agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Company will perform the obligations set forth in this Section 7.1.

      SECTION VII.1.1  Financial Information, Reports, Notices, etc.  The Company will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

        (a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company;

        (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the annual audit report for such Fiscal Year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent and the Required Lenders by independent public accountants of recognized national standing or other independent public accountants acceptable to the Administrative Agent and the Required Lenders;

        (c) as soon as available and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year) and within 90 days after the end of each Fiscal Year, a certificate, executed by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Sections 7.2.2 and stating that no Default has occurred and is continuing or, if there is any such Default, a statement setting forth details of such Default and the action which the Company has taken and proposes to take with respect thereto;

        (d) together with the information referred to in paragraph (b) above, a report from an Authorized Corporate Officer (i) setting forth any changes in the identity of the Company's Subsidiaries, joint ventures or partnerships identified in Item 6.9 of the Disclosure Schedule and, in the case of new Subsidiaries, joint ventures or partnerships, describing the nature and percentage ownership interest therein of the Company and its Subsidiaries, (ii) describing any change in the nature and extent of the ownership interest in any of the Company's Subsidiaries, joint ventures or partnerships and (iii) to the extent not previously identified, indicating each Subsidiary of the Company having a Consolidated Total Assets equal to or greater than 50% of the Company's Consolidated Total Assets;

        (e) together with the certificate referred to in paragraph (c) above, (x) the occurrence of any materially adverse development of which the Company has become aware with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7, (y) the commencement of any material labor controversy, litigation, action, proceeding of which the Company has become aware, of the type described in Section 6.7, or (z) the occurrence of a Default, notice thereof and, with respect to a Default, the steps being taken by the Company or the Subsidiary, as the case may be, affected with respect thereto, from an Authorized Corporate Officer;

        (f)  promptly after the sending or filing thereof, copies of all reports which the Company sends to its equity securityholders, and all reports and registration statements (other than S-8 registration statements) which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

        (g) promptly after becoming aware of the institution of any steps by the Company, the PBGC or any ERISA Affiliate to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

        (h) within five days of any purchase of any "margin stock" as defined in Regulation U of the F.R.S. Board, a written report in the form set forth as Exhibit G hereto of the amount and type of any margin stock so purchased;

        (i)  as soon as available and in any event within five days after the effective date thereof, a written report of any written amendment of or waiver with respect to the Senior Note Agreements, together with a copy of the relevant document(s) evidencing such amendment or waiver; and

        (j)  such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries, or the Company's or any other Borrower's compliance with this Agreement, as any Lender through the Administrative Agent may from time to time reasonably request.

      SECTION VII.1.2  Compliance with Laws, etc.  The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

        (a) except as otherwise permitted by Section 7.2.5, the maintenance and preservation of its and each Subsidiary's respective existence and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority necessary for the conduct of their respective businesses in the ordinary course as conducted from time to time; and

        (b) the payment, before the same become delinquent, of all taxes, assessments, governmental charges or levies imposed upon it or upon its property, franchises or assets except to the extent (i) being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) failure to so pay would neither (A) have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole nor (B) otherwise result in the occurrence of a Default.

      SECTION VII.1.3  Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses. Nothing contained in this Section 7.1.3 shall preclude the Company and its Subsidiaries from maintaining self-insurance and co-insurance to the extent that such self-insurance and co-insurance would not have a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole.

      SECTION VII.1.4  Environmental Covenant.  The Company will, and will cause each of its Subsidiaries to,

        (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and

        (b) immediately notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws if such condition may reasonably be expected to result in the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to materially adversely affect the operations or financial condition of the Company and its Subsidiaries taken as a whole.

    SECTION VII.2  Negative Covenants.  The Company agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Company will perform the obligations set forth in this Section 7.2.

      SECTION VII.2.1  Liens.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (other than capital stock of the Company held as treasury stock), whether now owned or hereafter acquired, except, without duplication:

        (a) Liens granted to the Administrative Agent or any Lender under this Agreement or any other Loan Document;

        (b) Liens outstanding on the Effective Date and listed on Item 7.2.1  ("Existing Liens") to the Disclosure Schedule or disclosed in the financial statements referred to in Section 6.5;

        (c) Liens securing the Indebtedness of a Subsidiary of the Company to the Company or to another such Subsidiary;

        (d) Liens granted or incurred after the Effective Date to secure the payment of the purchase price or construction costs incurred in connection with the acquisition or construction by the Company or any of its Subsidiaries of fixed assets useful and intended to be used in carrying on the business of the Company or one of its Subsidiaries, including Liens existing on such fixed assets at the time of acquisition or construction thereof or at the time of acquisition by the Company or one of its Subsidiaries of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price or construction costs of the fixed assets to which they attach, so long as they were not incurred, extended or renewed in contemplation of such acquisition or construction;

    provided, that (i) the Lien shall attach solely to the fixed assets acquired, constructed or purchased, (ii) at the time of the acquisition, construction or purchase of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets, whether or not assumed by the Company or one of its Subsidiaries, shall not exceed an amount equal to the lesser of (x) the total purchase price or construction costs, as applicable, thereof or (y) the fair market value thereof at the time of acquisition, construction or purchase (as determined in good faith by the Board of Directors of the Company), and (iii) immediately before and after the granting or incurring of any such Lien no Default exists which is continuing;

        (e) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

        (f)  Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue for a period of more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

        (g) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

        (h) Liens other than Liens excepted by clauses (a) through (g) above securing an aggregate amount of Indebtedness not exceeding 10% of the Company's Consolidated Total Capitalization; and

        (i)  any renewal or extension of any Lien permitted by the foregoing clauses (b), (d) or (h) of this Section with extension, refunding or refinancing of the Indebtedness secured thereby made without increase in the then outstanding principal amount thereof and as long as immediately before and after any such extension, refunding or refinancing of Indebtedness no Default exists which is continuing.

      SECTION VII.2.2  Financial Condition.  The Company will not permit:

        (a) Its Consolidated Net Worth to be at any time less than the (x) sum of (i) $405,000,000, plus (ii) 50% of its Consolidated Net Income for each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2000 (calculated without deduction for any net losses), plus (iii) 50% of the proceeds of any Equity Issuance, minus (y) the aggregate amount of any cash payments made by the Company for open market purchases of its common stock not in excess of $30,000,000 in the aggregate.

        (b) Its Consolidated Total Debt to EBITDA Ratio as of the end of any Fiscal Quarter to be greater than 2.25 to 1.0.

      SECTION VII.2.3  Investments.  The Company will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

        (a) Investments existing on the Effective Date and identified in Item 7.2.3(a) ("Ongoing Investments") of the Disclosure Schedule;

        (b) Cash Equivalent Investments;

        (c) in the ordinary course of business, Investments by the Company in any of its Subsidiaries, or by any such Subsidiary in any of its Subsidiaries, or by any such Subsidiary in any other Subsidiary, by way of contributions to capital or loans or advances; and

        (d) other Investments in an aggregate amount at any one time not to exceed fifteen percent (15%) of the Company's Consolidated Net Worth as reflected in the Company's most recently issued consolidated balance sheet;

  provided, however, that

        (e) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

        (f)  no Investment otherwise permitted by clause (c) or (d) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

      SECTION VII.2.4  Consolidation, Merger, etc.  The Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) other than (a) any such transaction among or between Subsidiaries of the Company as long as the surviving Person (in the case of a liquidation, merger, dissolution or consolidation) or the acquiring Person (in the case of an acquisition) is a wholly-owned Subsidiary of the Company (and if as a result thereof any such Subsidiary which will cease to exist is a Designated Subsidiary, the obligations of such Subsidiary shall be assumed by a Subsidiary which is a Designated Subsidiary) or (b) any such transaction involving the Company if the Company is the surviving corporation, and provided that both before and after giving effect to any such transaction (whether involving the Company or any of its Subsidiaries), no Default has occurred and is continuing and the Company continues to meet all of its obligations under this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Company will not and will not permit any of its Subsidiaries to consummate any Acquisition unless (i) no Default or Event of Default shall have occurred and be continuing or would occur or exist upon consummation of the Acquisition, (ii) such Acquisition is of a business operation engaged in the same or a substantially similar line of business as that engaged in by the Company or any of its Subsidiaries on the date of the Acquisition, (iii) the prior effective written consent or approval to such Acquisition by the board of directors or equivalent governing body of the acquiree is obtained, and (iv) with respect to any Acquisition in which the aggregate consideration to be paid (including the assumption of liabilities) by the Company or any of its Subsidiaries equals or exceeds $20,000,000, the Company delivers to the Administrative Agent prior written notice of such Acquisition in the form of Exhibit K hereto at least 30 days prior to the effective date of such Acquisition provided that if the chief financial Authorized Corporate Officer does not have actual knowledge of any such Acquisition at least 30 days prior to the effective date thereof, such notice will be required at such time as the chief financial Authorized Corporate Officer has actual knowledge thereof.

      SECTION VII.2.5  Asset Dispositions, etc.  Except as otherwise permitted by this Section, the Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, except for the sale of goods and services in the ordinary course of business. Notwithstanding the foregoing:

        (a) the Company or any of its Subsidiaries may sell, for a cash consideration equal to not less than the fair market value thereof (as determined in good faith by the Board of Directors of the Company) assets which constitute a "substantial part" (as defined below in this Section) of the assets of the Company and its Subsidiaries if, within ninety (90) days after the date of any such sale:

           (i) the Person selling such assets applies that portion (the "Excess Portion") of the net proceeds received upon such sale which exceeds fifteen percent (15%) of the Company's Consolidated Net Assets (determined as of the last day of the calendar month immediately preceding the month in which such sale occurs), to the purchase (or shall have entered into a firm and binding agreement to purchase, within one hundred eighty (180) days after the date of such sale), for a cost not exceeding the fair market value thereof (as determined in good faith by the Board of Directors of the Company), of other assets which will be used or useful in the ordinary course of the business of the Person selling such assets, or

          (ii) the Company, by written notice to each holder of outstanding Consolidated Funded Debt of the Company not less than thirty (30) days prior to the date fixed by the Company for the prepayment or purchase referred to below (which notice shall state that the same is given pursuant to the provisions of this Section 7.2.5 and that any such holder that elects to accept such offer must do so by notice given to the Company, in writing or by telex, not less than ten (10) days prior to such date of prepayment or purchase), shall have offered, pursuant to a pro rata offer made concurrently to all holders of then outstanding Consolidated Funded Debt, to apply an amount equal to that portion of the Excess Portion not applied as provided in clause (i)  above, to the prepayment or purchase, on the date specified in such notice (which date shall be within such ninety (90) day period) of Consolidated Funded Debt (at a prepayment or purchase price not exceeding the principal amount thereof and accrued interest thereon to the date of such prepayment or purchase, and without premium); provided, however, that, if and to the extent that any holder of Consolidated Funded Debt declines such offer in whole or in part, that portion of the Excess Portion offered to such holder and not applied to the prepayment or purchase of Consolidated Funded Debt held by it shall be offered by the Company (within ten (10) days following the expiration of such ninety (90) day period) to be applied, on a pro-rata basis, to the prepayment or purchase on the date specified in such offer (which date shall be thirty (30) days following the expiration of such ninety (90) day period), on the same terms as provided above, of Consolidated Funded Debt held by all holders of Consolidated Funded Debt which elected to accept the initial prepayment or purchase offer (any such holder electing to accept such offer must notify the Company of such election by notice given to the Company, in writing or by telex, at least ten days prior to the date fixed by the Company for said prepayment or purchase);

      provided, however, that the aggregate book value of assets sold by the Company and its Subsidiaries in any Fiscal Year pursuant to the provisions of this paragraph (a) shall not exceed thirty-five percent (35%) of the Company's Consolidated Net Assets, determined as of the last day of the immediately preceding Fiscal Year; and

        (b) so long as no Event of Default or Default exists, the Company or any Subsidiary may sell or factor accounts receivable owned by it, without recourse or liability (except (i) usual and customary contingent liabilities incurred by an endorser without recourse or in connection with customary warranties usually made in connection with sales "without recourse" of accounts receivable and (ii) repurchase or indemnity obligations with respect thereto not exceeding ten percent (10%) of the face amount of such accounts receivable) and for an amount not less than the fair value of such receivables;

  As used in this Section 7.2.5 a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than the sale or other disposition of property which is worn-out, obsolete or unserviceable) during the same Fiscal Year, exceeds fifteen percent (15%) of the Company's Consolidated Net Assets, determined as of the end of the immediately preceding Fiscal Year.

      SECTION VII.2.6  Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, enter into or be a party to any transaction, arrangement or contract with any of its Related Parties (excluding any transactions, arrangements or contracts entered into by the Company or one of its Subsidiaries with any of its Related Parties in good faith, and which the Company has in good faith determined to be in the long term best interests of the Company and its Subsidiaries taken as a whole), including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any such Related Party, unless such arrangement or contract is fair and equitable to the Company or such Subsidiary and is a transaction, arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Company or such Subsidiary with a Person which is not one of its Related Parties.

      SECTION VII.2.7  Negative Pledges, Restrictive Agreements, etc.  The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting

        (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Company or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

        (b) the ability of any Subsidiary to make any payments, directly or indirectly, to the Company by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.

      SECTION VII.2.8  Business Activities.  The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the businesses then to be engaged in by the Company and its Subsidiaries taken as a whole, would be substantially changed from the businesses in which they are currently engaged,and other activities related or complementary thereto.

ARTICLE VIII
EVENTS OF DEFAULT

    SECTION VIII.1  Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

      SECTION VIII.1.1  Non-Payment of Obligations.  Any Borrower shall default in the payment or prepayment when due of any principal on any Loan, or any Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any fee, any interest or of any other Obligation.

      SECTION VIII.1.2  Breach of Warranty.  Any representation or warranty of the Company, any Designated Subsidiary or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Company, such Designated Subsidiary or such other Obligor to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed made in any material respect.

      SECTION VIII.1.3  Non-Performance of Certain Covenants and Obligations.  The Company shall default in the due performance and observance of any of its obligations under Section 7.2.

      SECTION VIII.1.4  Non-Performance of Other Covenants and Obligations.  The Company, any Designated Subsidiary or any other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the day on which the chief executive officer, chief operating officer, chief financial officer, Treasurer or Secretary of the Company first obtains actual knowledge of such default, or (ii) notice thereof shall have been given to the Company by the Administrative Agent or any Lender.

      SECTION VIII.1.5  Default on Other Indebtedness.  (a) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of (i) any Indebtedness under the Senior Note Agreements or (ii) any other Indebtedness (other than Indebtedness described in Section 8.1.1) of, or guaranteed by, the Company or any of its Subsidiaries having a principal amount, individually or in the Aggregate, in excess of $5,000,000; or (b) a default shall occur in the performance or observance of any obligation or condition with respect to (i) any Indebtedness under the Senior Note Agreements or (ii) any other Indebtedness of, or guaranteed by, the Company or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $5,000,000, if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or Administrative Agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

      SECTION VIII.1.6  Judgments.  Any judgments or orders for the payment of money aggregating in excess of $5,000,000 shall be rendered against the Company or any of its Subsidiaries or against any property or assets of either and either

        (a) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders; or

        (b) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

      SECTION VIII.1.7  Pension Plans.  Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Company, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, the Company or any such ERISA Affiliate could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

      SECTION VIII.1.8  Control of the Company.  Any Change in Control shall occur.

      SECTION VIII.1.9  Bankruptcy, Insolvency, etc.  The Company or any of its Subsidiaries shall

        (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

        (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

        (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Company and each Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

        (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any of its Subsidiaries, and, if any such case or proceeding is not commenced by the Company or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Company or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Company and each Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

        (e) take any action authorizing, or in furtherance of, any of the foregoing.

      SECTION VIII.1.10  Loan Documents.  Any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent, at the direction of the Required Lenders or as otherwise permitted under this Agreement) or shall be declared null and void, or the validity or enforceability thereof of any terms or provisions therein shall be contested by any Obligor.

    SECTION VIII.2  Action if Bankruptcy.  If any Event of Default described in clauses (a) through (e)  of Section 8.1.9 shall occur with respect to the Company or any Subsidiary, the Commitments (if not theretofore terminated) shall automatically terminate and be reduced to zero and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

    SECTION VIII.3  Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 8.1.9 with respect to the Company or any Subsidiary) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Company declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated and reduced to zero, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, dem and or presentment, and/or, as the case may be, the Commitments shall terminate and be reduced to zero.

ARTICLE IX
THE ADMINISTRATIVE AGENT

    SECTION IX.1  Actions.  Each Lender hereby appoints Bank of America as its Administrative Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise determined by the Administrative Agent in good faith on advice from legal counsel that to do so could (i) be in violation of the terms of this Agreement or another Loan Document, (ii) be contrary to public policy or in violation of law, regulation, guideline, decision, directive or opinion of any court or regulator or governmental or regulatory body having jurisdiction over the Administrative Agent, or (iii) expose the Administrative Agent to liability, fine or penalty), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Company; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Administrative Agent's gross negligence or wilful misconduct. The Administrative Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent's determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

    SECTION IX.2  Funding Reliance, etc.  Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., Chicago time, on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Company severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Company to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

    SECTION IX.3  Exculpation.  Neither the Administrative Agent nor any of its directors, officers, employees or Administrative Agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by the Company or any other Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

    SECTION IX.4  Successor.  The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Company and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative

Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of

      (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

      (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

    SECTION IX.5  Loans by Lenders.  Bank of America shall have the same rights and powers with respect to (x) the Loans made by it or any of its Related Parties, and (y) the Notes held by it or any of its Related Parties as any other Lender and may exercise the same as if it were not the Administrative Agent. Bank of America and its Related Parties may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Related Party of the Company as if Bank of America were not the Administrative Agent hereunder.

    SECTION IX.6  Credit Decisions.  Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender's review of the financial information of the Company, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

    SECTION IX.7  Copies, etc.  The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Company pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Company). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Company for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

    SECTION IX.8  Syndication Agent.  The Lender identified in this Agreement as the Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, such Lender shall not have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 9.6.

ARTICLE X
MISCELLANEOUS PROVISIONS

    SECTION X.1  Waivers, Amendments, etc.  The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

      (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders, shall be effective unless consented to by each Lender;

      (b) modify this Section 10.1, change the definition of "Required Lenders", increase the Commitment Amount (except as provided in Section 2.2.2) or the Percentage of any Lender (except pursuant to assignments in accordance with Section 10.11), reduce any fees described in Article III, extend the Commitment Termination Date, or release any Guaranty of the Company issued pursuant to Section 5.2.4 shall be made without the consent of each Lender and each holder of a Note;

      (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of the Note evidencing such Loan; or

      (d) affect adversely the interests, rights or obligations of the Administrative Agent qua the Administrative Agent shall be made without consent of the Administrative Agent.

No failure or delay on the part of the Administrative Agent, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

    SECTION X.2  Notices.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when sent; provided, however that notices to the Administrative Agent under Sections 2.3 through 2.5 shall not be effective until actually received by the Administrative Agent; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

    SECTION X.3  Payment of Costs and Expenses.  The Company agrees to pay on demand all reasonable expenses of the Administrative Agent (including the fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with

      (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

      (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Company further agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Loan Documents or the acceptance of telephonic or other instructions for making Loans. The Company also agrees to reimburse the Administrative Agent and each Lender upon demand its reasonable expenses, including fees and out-of-pocket expenses of counsel (including counsel who may be employees of the Administrative Agent or such Lender), incurred by the Administrative Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

    SECTION X.4  Indemnification.  In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Company hereby indemnifies, exonerates and holds the Administrative Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

      (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

      (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Company as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing); or

      (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Company or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Administrative Agent or such Lender is party thereto, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct, or such Indemnified Party's failure to comply with Sections 10.11 or 10.12. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

    SECTION X.5  Survival.  The obligations of the Company under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

    SECTION X.6  Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

    SECTION X.7  Headings.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

    SECTION X.8  Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Company and the Administrative Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Company and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Company and each Lender.

    SECTION X.9  Governing Law; Entire Agreement.  THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

    SECTION X.10  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however that:

      (a) the Company may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

      (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

    SECTION X.11  Sale and Transfer of Loans and Note; Participations in Loans and Note.  Each Lender may assign, or sell participations in, its Loans and Commitment to one or more other Persons in accordance with this Section 10.11.

      SECTION X.11.1  Assignments.  Any Lender,

        (a) with the written consents of the Company (at all times other than during the existence of a Default or Event of Default) and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Company, shall be deemed to have been given in the absence of a written notice delivered by the Company to the Administrative Agent, on or before the fifth Banking Day after receipt by the Company of such Lender's request for consent, stating, in reasonable detail, the reasons why the Company proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions, and

        (b) with notice to the Company and the Administrative Agent, but without the consent of the Company or the Administrative Agent, may assign and delegate to any of its Affiliates or to any other Lender,

  (each Person described in either of the foregoing clauses (a) and (b) as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitment) in a minimum aggregate amount of the lesser of (x) such Lender's total Loans and Commitment and (y) $5,000,000 provided, however that any such Assignee Lender will comply, if applicable, with the provisions contained in the penultimate sentence of Section 4.6 and further, provided, however, that, the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

        (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Company and the Administrative Agent by such Lender and such Assignee Lender,

        (d) such Assignee Lender shall have executed and delivered to the Company and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent, and

        (e) the processing fees described below shall have been paid.

  From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Banking Days after its receipt of notice that the Administrative Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender's assigned Loans and Commitment and, if the assignor Lender has retained Loans and a Commitment hereunder, a replacement Note in the principal amount of the Loans and Commitment retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, that Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. The assignor Lender shall mark the predecessor Note "exchanged" and deliver it to the Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Note evidenced by the replacement Note shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void.

      SECTION X.11.2  Participations.  Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, its Commitment, or other interests of such Lender hereunder; provided, however, that

        (a) no participation contemplated in this Section 10.11 shall relieve such Lender from its Commitment or its other obligations hereunder or under any other Loan Document,

        (b) such Lender shall remain solely responsible for the performance of its Commitment and such other obligations,

        (c) each Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

        (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of Section 10.1, and

        (e) the Company shall not be required to pay any amount under Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

  The Company acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender.

      SECTION X.11.3  Security Interests.  Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Lender in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Lender may enforce such pledge or security interest in any manner permitted under applicable law; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until parties thereto have complied with the provisions of Section 10.11.1.

    SECTION X.12  Exempt Character of Transaction.  The Company, the Lenders and the Administrative Agent agree that each will not (and in the case of the Company, it will not permit any Subsidiary to), directly or indirectly, sell or offer, or attempt to or offer to dispose of, any interest in the Notes or any substantially similar instruments of any borrower hereunder, or solicit any offers to buy any interest therein from, or otherwise approach or negotiate with respect thereto with, any Person whatsoever so as to bring the execution and delivery of either this Agreement or the Notes within the provisions of Section 5 of the Securities Act of 1933, as now in effect or later amended.

    SECTION X.13  Other Transactions.  Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Affiliates in which the Company or such Affiliate is not restricted hereby from engaging with any other Person.

    SECTION X.14  Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE COMPANY OR ANY OTHER BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT

THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

    SECTION X.15  Waiver of Jury Trial.  THE ADMINISTRATIVE AGENT, THE LENDERS AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE COMPANY. THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ANDREW CORPORATION
By:	/s/ Jeff Gittelman
Title:	Vice President and Treasurer
Address:	10500 West 153rd Street Orland Park, IL 60462
Facsimile No.:	708-349-5287
Attention:	Mr. M. Jeffrey Gittelman Vice President and Treasurer

BANK OF AMERICA, NATIONAL ASSOCIATION, as Administrative Agent
By:	/s/ Michael Brashler
Title:	Agency Officer
Address:	231 South LaSalle Street Chicago, IL 60697
Facsimile No.:	312-974-9102
Attention:	Mr. David A. Johanson Agency Management Services
LENDERS
BANK OF AMERICA, NATIONAL ASSOCIATION
By:	/s/ John J. Compernolle
Title:	Sr. Vice President
Domestic Office:	231 South LaSalle Street Chicago, IL 60697
Facsimile No.:	312-828-1974
Attention:	Mr. Craig McGuire
Interbank Lending Office:	231 South LaSalle Street Chicago, IL 60697
Facsimile No.:	312-828-1974
Attention:	Mr. Craig McGuire

ABN AMRO BANK N.V.
By:	/s/ Bernard J. McGuigan
Title:	Group Vice President and Director
By:	/s/ Mary L. Honda
Title:	Vice President
Domestic Office:	135 South LaSalle Street Chicago, Illinois 60674-9135
Facsimile No.:	312-606-8425
Attention:	Mr. Bernard J. McGuigan
Interbank Lending Office:	135 South LaSalle Street Chicago, Illinois 60674-9135
Facsimile No.:	312-606-8425
Attention:	Mr. Bernard J. McGuigan
BANCA NAZIONALE DEL LAVORO S.p.A.
By:	/s/ Giulio Giovine
Title:	Vice President
By:	/s/ Leonardo Valentini
Title:	First Vice President
Domestic Office:	25 West 51st Street New York, New York 10019
Facsimile No.:	(212) 765-2978
Attention:	Mr.Giulio Giovine
Interbank Lending Office:	25 West 51st Street New York, New York 10019
Facsimile No.:	(212) 765-2978
Attention:	Ms. Ana Hernandez

THE BANK OF TOKYO-MITSUBISHI LTD., CHICAGO BRANCH
By:	/s/ Hisashi Miyashiro
Title:	Deputy General Manager
Domestic Office:	227 West Monroe Suite 2300 Chicago, Illinois 60606
Facsimile No.:	312-696-4532
Attention:	Ms. Laura Kozlowski
Interbank Lending Office:	227 West Monroe Suite 2300 Chicago, Illinois 60606
Facsimile No.:	312-696-4532
Attention:	Ms. Laura Kozlowski
BANK ONE, NA (Main Office Chicago)
By:	/s/ Molly Morawski
Title:	Vice President
Domestic Office:	1 Bank One Plaza Suite 0088-14th Floor Chicago, Illinois 60670
Facsimile No.:	312-732-1117
Attention:	Ms. Molly Morawski
Interbank Lending Office:	1 Bank One Plaza Suite 0088 - 14th Floor Chicago, Illinois 60670
Facsimile No.:	312-732-1117
Attention:	Ms. Molly Morawski

FLEET NATIONAL BANK
By:	/s/ Janet Twomey
Title:	Vice President
Domestic Office:	One Federal Street Boston, Massachusetts 02110-2012
Facsimile No.:	617-434-0601
Attention:	Ms. Janet Twomey
Interbank Lending Office:	One Federal Street Boston, Massachusetts 02110-2012
Facsimile No.:	617-434-0601
Attention:	Ms. Janet Twomey
INDUSTRIAL BANK OF JAPAN, LIMITED
By:	/s/ Walter R. Wolff
Title:	Joint General Manager
Domestic Office:	227 West Monroe Street Suite 2600 Chicago, Illinois 60606
Facsimile No.:	312-855-8200
Attention:	Mr. Steven Ryan
Interbank Lending Office:	227 West Monroe Street Suite 2600 Chicago, Illinois 60606
Facsimile No.:	312-855-8200
Attention:	Mr. Steven Ryan

THE NORTHERN TRUST COMPANY
By:	/s/ Mark Motuelle
Title:	Sr. Vice President
Domestic Office:	50 South LaSalle Street 11th Floor Chicago, Illinois 60675
Facsimile No.:	312-444-5055
Attention:	Mr. Mark Motuelle
Interbank Lending Office:	50 South LaSalle Street 11th Floor Chicago, Illinois 60675
Facsimile No.:	312-444-5055
Attention:	Mr. Mark Motuelle
SUNTRUST BANK
By:	/s/ Charles C. Pick
Title:	Vice President
Domestic Office:	303 Peachtree Street, NE 3rd Floor Atlanta, Georgia 30308
Facsimile No.:	404-588-8505
Attention:	Mr. Charles C. Pick
Interbank Lending Office:	303 Peachtree Street, NE 3rd Floor Atlanta, Georgia 30308
Facsimile No.:	404-558-8505
Attention:	Mr. Charles C. Pick

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TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II COMMITMENTS, BORROWING PROCEDURES AND NOTES
ARTICLE III REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
ARTICLE IV CERTAIN INTEREST RATE AND OTHER PROVISIONS
ARTICLE V CONDITIONS TO BORROWING
ARTICLE VI REPRESENTATIONS AND WARRANTIES
ARTICLE VII COVENANTS
ARTICLE VIII EVENTS OF DEFAULT
ARTICLE IX THE ADMINISTRATIVE AGENT
ARTICLE X MISCELLANEOUS PROVISIONS